Exhibit 10.5
2431 E. 61st Street, Suite 850 Tulsa, Oklahoma 74136 (918) 743-7575

July 31, 2020

Philip Houchin

3832 S. Atlanta Place

Tulsa, OK 74105

Re:	Separation Agreement

Dear Philip:

This letter shall confirm our mutual understanding regarding your resignation as an officer from Mid-Con Energy GP, LLC, the general partner of Mid-Con Energy Partners, LP, on behalf of itself and all of its affiliates and subsidiaries (collectively, the “Company”).  Your separation from the Company is effective July 31, 2020 and you have been paid through July 15, 2020, with no further payment obligation of the Company or Mid-Con Energy Operating, LLC except as otherwise provided here.  In order to assist you with this transition, the Company is offering you a severance package as outlined herein. To accept your severance package and in order to amicably sever the employment relationship, your signature herein will show that you and the Company agree to the following terms:

1.

This letter shall confirm our mutual understanding regarding your resignation and the receipt of your severance package. Your resignation from the Company shall be effective on July 31, 2020 (the “Separation Date”). Mid-Con Energy Operating, LLC will pay you for all unused paid time off that has accrued up to July 15, 2020 via direct deposit on or before July 31, 2020.

2.

Provided you comply with the terms of this Separation Agreement (this “Agreement”) and properly execute the Agreement and Release and do not revoke them, your company provided benefits will be offered until January 15, 2021. If for some reason the Company can no longer offer you benefits, the Company agrees to provide on your behalf a COBRA Supplement, which is the portion of premiums for COBRA group health continuation coverage for you (and if applicable, your spouse and/or dependents who are receiving coverage under the Company’s group medical plan as of the Separation Date) through January 15, 2021.  If triggered because the Company can no longer offer you benefits, the COBRA Supplement shall be conditioned upon your timely and proper election of, and continued eligibility for, COBRA group health continuation coverage.  You shall remain liable for all deductibles, co-payments, or other medical or drug costs owed by you under such COBRA continuation coverage; and any COBRA coverage beyond the January 15, 2021 supplement by the Company would be at your own sole expense.  For the avoidance of doubt, the

Philip Houchin July 31, 2020 Page 2

parties agree that the COBRA Supplement shall not under any circumstance be paid directly to you, but instead, shall, if appropriate, be provided only on your behalf.

3.

In exchange for properly and timely returning the general release attached hereto as Exhibit A (the “General Release”), the Company agrees to provide you with a severance payment (the “Severance Payment”) in the total gross amount of $87,500.00  You agree that the Severance Payment is in consideration for any payments that may be owed under the Mid-Con Energy Partners, LP Change in Control Severance Plan (“CIC Plan”) and waive any rights to payments under the CIC Plan. The Severance Payment will be paid in twelve (12) equal installments by direct deposit to the account currently on file with the Company, beginning on July 31, 2020 and occurring on the 15th and on the last day of each subsequent month with a final payment on January 15, 2021,  These payments are contingent upon you returning an executed copy of this Agreement and a properly, timely signed General Release and after the revocation period has expired.   The Severance Payment shall be considered taxable as wages and subject to all appropriate withholding and employment taxes and other deductions.  The Severance Payment will not be considered as compensation for purposes of employee contributions or company matching contributions to your 401(k) account and shall not be benefit bearing compensation for purposes of any of the Company’s qualified plans under ERISA including retirement, pension, savings or other similar plans, or under any other non-qualified plans.

4.	The payment of the consideration described in Paragraph 3 above is expressly conditioned on your execution and non-revocation of this Agreement and the General Release.

5.	In response to any reference inquiries, the Company shall provide your dates of employment and position title, provided that all such inquiries are directed to Sherry Morgan, at (918) 743-7575.

6.

By signing below, you represent and warrant that you: (1) have returned any and all Company property that may be in your possession, including but not limited to laptops, thumb drives, disks, keys, pagers, mobile phones, and the like, (2) have conducted a diligent search for all Company documents which may have come into your possession or control, including, but not limited to all personal email accounts and personal media devices such as thumb drives, mobile phones, mobile phone cards and drives, disks and the like, (3) have, based upon the search described herein, returned all Company documents to the Company and/or have arranged with the Company to destroy all copies of Company documents, (4) have not retained copies of any Company documents, and (5) will agree to hold all technical and confidential information provided to you by the Company in confidence and not share it with any third party or competitor of the Company.

7.

You agree to keep the fact and terms of this Agreement (to include the Exhibits to this Agreement) confidential, except that you may disclose this Agreement and its terms to an “Exempt Individual,” which includes: a) your spouse, b) your attorney for purposes of obtaining legal advice, and c) your accountant or other financial advisor for purposes of obtaining tax advice.  You shall advise any Exempt Individual to whom you make such disclosure of the confidentiality provisions of this Agreement and any disclosure by such Exempt Individual shall be considered a disclosure by you.  You may disclose this Agreement and its terms to the Equal Employment Opportunity Commission or any other government agency, or to a person as required by law.

Philip Houchin July 31, 2020 Page 3

8.

You agree that the Severance Payment by the Company and retention by you of any installments of the Severance Payment provided under this Agreement are and shall be contingent, not only on the execution of this Agreement, but also on your on-going compliance with your obligations under this Agreement.  Notwithstanding any other provision in this Agreement, the Company shall have the right to suspend or cease installments, as well as the right to receive repayment of any installments already provided up to 90% of the total Severance Payment, if it is ordered by a court of competent jurisdiction that you have breached any of your obligations under this Agreement.  Should the Company suspend or cease the installments, this Agreement shall remain in full force and effect in all of its other terms and conditions.  The Company’s rights under this Paragraph 8 shall be in addition to any other available rights and remedies at law or in equity should you breach any such obligations.  In any action brought by you or the Company to enforce the obligations set out herein, the prevailing party shall be entitled to collect from the opposing party to such action such party’s reasonable litigation costs and attorney’s fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

9.

Exhibit A - General Release:  As a material component of the consideration given hereunder, the parties must sign and return the General Release attached hereto as Exhibit A within the time period set-out in Paragraph 11.

10.

By signing below and accepting the consideration set forth in Paragraph 3, you agree that you will not disclose or divulge any technical and/or confidential information provided to you by the Company to any third party or competitor of the Company.  This promise may be enforced by temporary, preliminary and permanent injunctive relief without necessity of establishing irreparable injury and without the posting of any bond, in addition to any other remedies the law may provide.

11.

You have forty-five (45) days from the date you receive this Agreement and the General Release to consider whether you want to sign the Agreement and General Release and to receive severance benefits.  After you sign this Agreement, you will have seven (7) days to revoke your signature and rescind your agreement (in which case you will not be entitled to any of the benefits or payments provided for in this Agreement).   To revoke this Agreement, please provide notice in writing of your revocation to Mrs. Morgan at the contact information identified in Paragraph 13 below.  This Agreement will not take effect until the revocation period has expired without this Agreement having been revoked.  As a result, until this Agreement becomes irrevocable, the Company shall have no obligation to make any of the payments or take any of the other actions required by this Agreement.  If this Agreement is not revoked within the seven (7) day revocation period, then this Agreement will become fully binding upon the Company and you.

12.

The parties agree that this Agreement and the General Release together contain the entire agreement and understanding between us with respect to your termination of employment, severance benefits, and any and all disputes or claims that you have, or could have had, against the Company, and supersedes all other agreements between you and the Company with regard to such topics.  This Agreement is in addition to any of your obligations to the Company contained in any other written confidentiality or non-disclosure agreements and if those exist they are incorporated herein by reference.  This Agreement shall not be changed unless in writing and signed by both you and an authorized representative of the Company. This Agreement is to be interpreted and enforced under the laws of the State of Oklahoma without regard to any conflict of laws or principles. Nothing in this Agreement or in the General Release is intended to prevent

Philip Houchin July 31, 2020 Page 4

or prohibit you from seeking unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate State agency or from filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any government agency.

13.	Please return a signed copy of this Agreement and the General Release to Sherry Morgan, 2431 E. 61st St, Suite 850, Tulsa, OK 74136.

14.	By signing below, you acknowledge:

a.	That you have been and are hereby advised by the Company to consult with an attorney before signing this Agreement or the General Release;
b.	That you have been advised by the Company that you have the right to take up to forty-five (45) days to sign this Agreement and the General Release and return it to the Company;
c.	That you have seven (7) days to revoke this Agreement and the General Release after you have signed it; and
d.

That you have entered into this Agreement and the General Release voluntarily, with full knowledge and understanding of its terms and with the full intent to be bound by the terms and conditions set forth herein.

Sincerely,

s/ Sherry Morgan

Enclosure

AGREED TO:

s/ Philip Houchin

Philip Houchin

Dated this 31st day of July, 2020.

Philip Houchin July 31, 2020 Page 5

Exhibit A - GENERAL RELEASE

In consideration of the mutual promises made by and between Philip Houchin (“Houchin”) and Mid-Con Energy GP, LLC (on behalf of its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents) (collectively, the “Company”) under that certain Separation Agreement of even date herewith which this General Release accompanies (“Agreement”), each of Houchin and Company hereby release and discharge each other from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which either party may have or claim to have against the other either as a result of Houchin’s past employment with the Company and/or the severance of that relationship and/or otherwise, and each party hereby waives any and all rights it may have with respect to any such claims, including but not limited to any claims under the Mid-Con Energy Partners, LP Change in Control Severance Plan.

With respect to Houchin, this General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Uniformed Services Employment and Reemployment Rights Act (all as amended from time to time).  This General Release also includes, but is not limited to, any rights Houchin may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits.  This General Release also applies to any claims or rights Houchin may have based on any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, to any and all claims Houchin may have based on an individual, written employment agreement or any other express or implied employment contracts, and to any claims Houchin may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims that either party hereto may have against the other party which arise after the date of execution of this General Release.  This General Release also does not have any effect on any claims that cannot be released as a matter of law.  This General Release will not prevent Houchin from filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any other government agency.  However, to the fullest extent permitted by law, Houchin is hereby waiving the right to receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or other government agency) pursue any class or individual charges in part or entirely on your behalf.  Finally, this General Release does not have any effect on any of the Company’s obligations under the Separation Agreement.

[Signature Page(s) Follow]

Philip Houchin July 31, 2020 Page 6

This General Release is dated this 31st day of July, 2020.

Mid-Con Energy Partners, LP

By: Mid-Con Energy GP, LLC

By: s/ Sherry Morgan

       Sherry Morgan, Authorized Signatory

s/ Philip Houchin

Philip Houchin